Exhibit 10.2

SERVICES AGREEMENT

by and among

BRW ACQUISITION, INC.

and

FIREMARK PARTNERS, LLC

JULY 24, 2002

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1	SERVICES AGREEMENT

This Agreement (“Services Agreement”) is made the last date of execution (the “Effective Date”) hereunder by and among BRW Acquisition, Inc. a Delaware Corporation as the parent company of Insurance Data Systems, G.P. (“IDS”), a Florida general partner with its principal office located in Davie, Florida, collectively referred to as the Bristol West Insurance Group (“BWIG”), and FireMark Partners, LLC (“FireMark”), a Delaware limited liability company with its principal office located in Newton, Massachusetts.

WHEREAS, BWIG underwrites non-standard private passenger automobile insurance;

WHEREAS, IDS provides certain IT-related services to BWIG;

WHEREAS, FireMark provides business process restructuring services and related technology solutions to improve the profitability of insurance books of insurance business; and

WHEREAS, BWIG desires to engage the services of FireMark to improve its operating performance.

NOWTHEREFORE, in consideration of the mutual covenants contained herein BWIG and FireMark agree as set forth herein.

BWIG and FireMark agree that FireMark shall perform the following services for BWIG, as more fully described hereinafter:

1.
New Process Development - Develop new business processes for BWIG from time to time based on mutual agreement with BWIG, that are intended to reduce costs, increase service quality or increase efficiencies for BWIG.

2.
Dragon Implementation - Develop, install and support a customized version of the OneShield DragonTM system (as described in the Dragon Description as defined below, the “Dragon System” or “Dragon”) at BWIG.

3.	Custom Development - Develop custom software applications for BWIG from time to time, based on mutual agreement with BWIG management.

4.	Strategic Services - Provide strategic services from time to time, based on mutual agreement with BWIG management.

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2	NEW PROCESS DEVELOPMENT

New versions of the following business processes shall be developed:

Policy Processing - All activities relating to the transactions that occur in the life of any insurance policy in the absence of a claim, i.e. everything from the initial quote to the final cancellation or expiration and non-renewal, which includes policies that are reinstated with a lapse or rewritten after a cancellation.

2.1	Timeframe

The New Process Development shall begin on the Effective Date.

2.2	New-Process Details

Each new-process definition shall be contain at least the following components:

1.	Definition each step in the workflow necessary to conduct each business process.
2.	Definition of all inputs into each step
3.	Estimates of the cost and time involved in the step
4.	The algorithm/business rules implicit in the execution of the step, if applicable.
5.	Definition of all outputs from the step
6.	If one or more computer applications is involved in the step, a definition of the specific screens or components involved.
7.	If one or more paper forms is involved in the step, a definition of the forms involved.

2.3	Deliverables

For each New Process developed under this section of the Services Agreement, the deliverable shall consist of a workflow diagram and associated documents necessary to define the results of this development as specified in Section 2.2 above.

2.4	Project Plan

A Project Plan for the new-process development services to be furnished by FireMark under this Services Agreement is set forth in Exhibit 3-A. FireMark
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 will furnish all subsequent new-process developments not covered by this Project Plan, as mutually agreed upon in future between the parties to this Services Agreement.

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3	DRAGON IMPLEMENTATION

In order to implement the new processes developed under Section 2 of this Services Agreement, the following steps shall occur:

·	Dragon Pilot Development Phase (Core Functionality) - where FireMark develops a limited-functionality version of OneShield Dragon for BWIG to test on a pilot basis.

·	Dragon License Phase - which in turn consists of the following processes:

(a)	Dragon Pilot Process (Core Functionality) - where BWIG tests the Dragon version prepared in the Dragon Pilot Development Phase above, on a pilot basis in one state.
(b)
Additional Development Process (Core/Non-core Functionality) - where FireMark develops a fuller-functionality version of Dragon for BWIG while the limited version is being piloted. Core/Non-core Functionality shall be as referred to in Exhibit 6-B.

(c)	Operation Process - where, if BWIG determines that the pilot has been successful, it elects to deploy the full version of Dragon company-wide and then operates it on an ongoing basis.

Note: A high-level description of the (unmodified base-level) OneShield Dragon TM  system Version 2.0, which will form the basis of all Dragon development for BWIG, is contained in the document entitled “OneShield Technology Description 2002.pdf” (as it may be modified or superceded during the Additional Development Process or any other services furnished under this Services Agreement, the “Dragon Description”) which has been provided to BWIG and is incorporated herein by this reference.

The customized version of the OneShield Dragon system licensed to BWIG shall be termed the “BWIG Dragon System”

3.1	Deliverables

Both parties agree that the following process shall be followed upon the issuance of any and all deliverables (where applicable):

·	FireMark will prototype the deliverable's functional pieces (transactions) and document such.
·	The deliverable's functional pieces shall be presented to BWIG for their review.

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·	If, during the course of BWIG's review, BWIG determines that the system is not functioning properly, said issue shall be timely noted and reported back to FireMark.
·	Upon notification from BWIG, FireMark shall fix any outstanding issue, re-document such, and re-present corrected deliverable to BWIG for their approval.
·	This process shall be repeated until the deliverable functions to Bristol's acceptance.
·	Should FireMark fail to correct any deliverable in a reasonable time and per BWIG's specifications, BWIG shall have the option of terminating this agreement.

3.2	License and Support Terms

In addition to the terms of this Services Agreement, the Software License Terms (attached hereto as Exhibit 4-A and incorporated herein by this reference) shall apply to the license of the BWIG Dragon System from the start of the Dragon Implementation Phase to the expiration or termination of this Services Agreement.

The terms of FireMark’s Support of the BWIG Dragon System are described in the Maintenance and Support Terms (attached hereto as Exhibit 4-B and incorporated herein by this reference).

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4	DRAGON PILOT DEVELOPMENT PHASE

This phase is intended for the development of a limited-demonstration version of the OneShield DragonTM system for BWIG for one state in which BWIG does business.

4.1	Timeframe

The Pilot Development Phase shall begin immediately on the Effective Date. It is currently scheduled to last no longer than 90 days and may be extended as mutually acceptable to both parties.

4.2	Deliverables

The Development Phase Deliverables are specified in Exhibit 5-A.

No later than the Effective Date, BWIG shall identify the state for which the Pilot Process (see Section 5 below) will be conducted.

BWIG is required to finalize and approve the list of deliverables contained in Exhibit 5-A no later than 30 days from the Effective Date.

In addition to Exhibit 5-B, the process indicated in Section 3.1 shall apply to the issuance of any and all deliverables.

4.3	Acceptance Criteria

The purpose of this Phase is to allow BWIG to determine on a bounded-cost basis, whether the BWIG Dragon system developed by the end of this Phase substantially meets the needs of BWIG with respect to a client software interface for its brokers and agents, and whether its internal customer-service and underwriting employees also have access to substantially the same functionality as this broker/agent interface.

The specific criteria used to determine whether or not the deliverables of this Pilot Development Phase are acceptable, and consequently the Phase is considered successful, shall be based upon the approval of BWIG upon the completion and delivery of both the A and B deliverables.

FireMark will notify BWIG at such time or times that the A deliverables are available to be tested, and both parties will agree on a mutually convenient

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place and time for this test to occur, but in no instance later than 2 weeks following such notice.

FireMark will notify BWIG at such time or times that the A deliverables and the B deliverables are available to be tested, and both parties will agree on a mutually convenient place and time for this test to occur, but in no instance later than 2 weeks following such notice. If the BWIG Dragon System performs to BWIG's satisfaction and to the full Pilot Development Phase Acceptance Criteria (referred to above), BWIG will certify to this in writing and, the Pilot Development Phase will end and the License Phase shall begin immediately.

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5	DRAGON LICENSE PHASE

The Dragon License Phase shall begin immediately upon successful completion of the Development Phase. This Phase shall consist of the following Processes:

1.	Pilot Process - Test the results of the Development Phase on a pilot basis in one state where BWIG does business.
2.
Additional Development Process - Conduct the development of those parts of the BWIG Dragon System that are necessary or desirable for full deployment at BWIG beyond the pilot deployment, and consequently were not part of the Pilot Development Phase.

3.
Operation Process - Subsequent to the completion of (1) and (2) above, deploy the BWIG Dragon System throughout BWIG’s national customer base and run the system as such over the remaining period of the License Phase.

5.1	Timeframe

Within 90 days of the completion of the Pilot Development Phase, BWIG shall make a written determination whether to terminate this Agreement or to continue it. If BWIG decides to continue this Agreement, the License Phase shall last for 5 years from the date of such determination, unless otherwise terminated pursuant to the terms of this Agreement. If BWIG decides to terminate this Agreement, then the License Phase shall also terminate immediately.

5.2	Pilot Process

The Pilot Process is a BWIG activity that begins immediately upon starting the License Phase. It seeks to test the results of the Development Phase in one state in which BWIG does business.

5.2.1	Timeframe

The Pilot Process shall not last more than 6 months from the beginning of the License Phase unless extended by the parties to this Services Agreement.

5.2.2	Pilot Process Plan

The Pilot Process Plan is specified in Exhibit 6-A.

5.2.3	Pilot Acceptance Criteria

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At the end of the Pilot Process, the Operation Process will begin immediately and BWIG will determine at its sole discretion whether or not it is advisable to:
1.	Gradually extend the installation of Dragon through additional states where BWIG has operations, until full nationwide deployment is eventually achieved, or
2.	Move directly to nationwide deployment.

Its decision will be based on the application of the same technical acceptance criteria at the end of the Pilot Process as were applied at the end of the Pilot Development Phase.

5.3	Additional Development Process

The Additional Development Process is a FireMark activity that is intended to complete the software development and customization process that was begun in the Pilot Development Phase to allow for nationwide deployment of the BWIG Dragon System.

5.3.1	Timeframe

This Process begins as soon as the License Phase begins, and is scheduled to continue as a background task to the Pilot Process, so that when the Pilot Process is complete and BWIG decides on a wider rollout of Dragon, the additional development work necessary to allow this to happen, has been performed.

In any event, the Additional Development Process shall not last more than 6 months from the beginning of the License Phase unless extended by the parties to this Services Agreement.

5.3.2	Deliverables

The Additional Development Process Deliverables are specified in Exhibit 6-B. All of these deliverables are marked “Core” or “Non-Core” to signify that they are either part of Dragon core functionality, or constitute additional development to satisfy BWIG-specific requirements. The parties to this Agreement may modify or add to the Deliverables for this Process upon mutual consent.

The process indicated in Section 3.1 shall apply to the issuance of any and all deliverables.

5.3.3	Project Plan

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The Additional Development Process Project Plan shall be developed by the two parties immediately upon commencement of the Pilot phase.

5.3.4	Acceptance Criteria

The Additional Development Phase Acceptance Criteria are based on the application of the same technical acceptance criteria at the end of the Pilot Process as were applied at the end of the Pilot Development Phase and shall be identical to the Development Phase Acceptance Criteria (Exhibit 5-B) and Section 3.1, with the additional provisos:

1.
The detailed specifications for the new functionality introduced in this Phase, are in Task #4 of Exhibit 6-B, the corresponding workflows (and their related detail spreadsheets) for which Exhibit 6-C is a specimen in addition to Task #3 of Exhibit 3-A is necessary to extend the program beyond the previously selected Pilot Process state.

2.
There is one additional requirement that relates to desktop rating, i.e. Exhibit 6-B Task #19. Dragon must be able to deliver a non-binding quote not utilizing 3rd-party data sources in a time substantially similar to Raptor, or to the dominant third-party rater if Raptor is not available for that state.

FireMark will notify BWIG at such time or times that it is ready to demonstrate the success of the Additional Development Phase, and both parties will agree on a mutually convenient place and time for this test to occur, but in no instance later than 2 weeks following such notice. If the BWIG Dragon System performs in accordance with the Acceptance Test Criteria, BWIG will certify to this in writing, the Additional Development Process will be migrated into the Operation Process.

5.4	Operation Process

Should BWIG elect to continue with the contract, the Operation Process begins immediately upon the successful completion of the Pilot Process and shall include those portions the Additional Development Process which are accepted by BWIG.

5.4.1	Responsibilities

During the Operation Process, the operational responsibilities of the two parties under this contract are specified in Exhibit 4-B.

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6	STRATEGIC SERVICES

FireMark will be responsible for conducting analyses and providing strategy suggestions in various areas of BWIG operations. These activities may include but not be limited to:

·	Analysis of various company internal operations
·	Analysis of the company’s distribution channels and end-customers
·	Collection of additional data and analysis of data already being collected
·	Custom software development as needed from time to time

All such activities will only be carried out with the prior written permission of BWIG.

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7	Consideration and Miscellaneous

Consideration for the services provided by FireMark are specified below:

7.1	New Process Development Phase

For all activities covered by the Project Plan in Exhibit 3-A, FireMark will be reimbursed for reasonable travel-related expenses, and there will be no further charge.

For all subsequent New Process Development activities not defined in this Project Plan, FireMark will be reimbursed on a time-and-materials basis at a rate of $1500 per person-day, as well as for all reasonable travel-related expenses. Any additional work under this section shall be subject to BWIG's prior written approval.

7.2	Dragon Pilot Development Phase

BWIG shall be responsible for the following payments to FireMark during the Dragon Pilot Development Phase:

(a)	$100,000 immediately upon the Effective Date.

(b)	$100,000 30 days after the Effective Date.

(c)	$150,000 60 days after the Effective Date.

(d)	$125,000 immediately upon FireMark’s meeting the A Acceptance Criteria for this Phase as defined above.

(e)	$125,000 immediately upon FireMark’s meeting the full (i.e. A as well as B) Acceptance Criteria for this Phase as defined above.

(f)	Prompt reimbursement of FireMark’s reasonable travel-related expenses associated with this Phase.

(g)
The costs necessary to allow FireMark to acquire computer hardware and software on behalf of BWIG, for use in setting up the infrastructure for the BWIG Dragon System and to conduct and demonstrate load testing up to a maximum of $55,000. Upon completion of the Development Phase (or at such later time as both parties may agree), all of this hardware and software will be transferred to BWIG and may be used by BWIG to house the production version of the BWIG Dragon System for the pilot. It is expected that BWIG will not need to expend any additional funds toward computer

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hardware and software until the completion of the Pilot Process. In the event that additional funds need to be expended for this purpose, however, FireMark shall be responsible for such additional expenditures, and shall retain title/ownership to any hardware or software acquired through the expenditure of such additional funds.

In the event BWIG determines that it already owns or has leased equipment comparable to that required under this clause, it has the right to provide such equipment to FireMark in lieu of the funds required to acquire such equipment elsewhere. In all instances, the needed equipment shall be housed in Massachusetts during the Pilot Development Phase and be transferred to a BWIG facility thereafter. Any shipping-related expenses that may be incurred during this process shall be borne by BWIG.

(h)	Any and all third-party expenses incurred by FireMark (on a pass-through basis and with prior permission from BWIG) related to the execution of FireMark’s responsibilities under the Development Phase.

7.3	Dragon License Phase

BWIG shall be responsible for the following payments to FireMark during the Dragon License Phase:

·
License Fee - As soon as possible after the commencement of the License Phase, and in any event no later than 6 months of such commencement, BWIG shall complete its plan for the rollout of the BWIG Dragon System throughout its nationwide customer base (assuming that this Agreement was not previously terminated). Commencing on the day this rollout plan is complete, a monthly license fee of $75,000 will be due to FireMark by BWIG, so long as the License Phase remains in effect within the license term indicated in section 9.2 of Exhibit 4-A. This license fee shall be reduced to $50,000 per month in the event that the Reference Expense Ratio minus the Comparison Expense Ratio (as such terms are defined in Section 7.6 below) is less than 2% [(RER - CER) < 2%)] after controlling for material changes in the composition of the BWIG business including sales or acquisitions of businesses or books of business or entering into new lines of business. Such determination shall be made by BWIG no earlier than 2 years from the commencement of the national rollout date as provided during the Operation Process described above.

·
Non-Core Development - all work done by FireMark as part of the Additional Development Process, which relates to the development of the Additional Development Deliverables and specifically authorized by BWIG and marked “non-core”, shall be reimbursed by BWIG at the rate

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of $1500 per day (or pursuant to a fixed-price arrangement if mutually agreed between the Parties).

·	Prompt reimbursement of FireMark’s reasonable travel-related expenses associated with this Phase.

·
If BWIG requests any Dragon-implementation-related work of FireMark over and above that specified in this contract, and if FireMark is willing to undertake such work, then it shall be paid at the rate of $1500 per day plus applicable travel-related expenses.

·	FireMark estimates that once BWIG deploys the BWIG Dragon System nationally, the costs for hardware, operating systems, system utilities, etc. will be between $250,000 to $300,000 per year.

·
Any and all third-party expenses incurred by FireMark (on a pass-through basis and with prior permission from BWIG) relating to the execution of FireMark’s responsibilities under the Dragon License Phase. The one we are aware of at the moment, is the cost of licensing a print engine - if the current print engine in use within BWIG is not usable by Dragon for reasons of cost, speed, re-entrancy, synchronous calling etc., then it will cost BWIG an estimated $30,000-$35,000 per year to license a third-party print engine.

7.4	Strategic Services

Any strategic services conducted by FireMark under this contract shall be compensated as follows:
·	$3000 per day for the utilization of I. J. Gujral or comparable FireMark senior partner (with prior approval from BWIG).
·	$1500 per day for the utilization of all other FireMark employees or contractors (with prior approval from BWIG).
·	All reasonable travel-related expenses in connection with these services
·	All third-party expenses made necessary by the execution of these services (on a pass-through basis and with the prior approval of BWIG).

7.5	Equity & Other Considerations

1.
OneShield Considerations - As consideration for being chosen the technology subcontractor in this Services Agreement, FireMark shall obtain OneShield’s written agreement to provide the following considerations to BWIG:

a.	Immediately upon the start of the Operation Phase, OneShield shall grant to BWIG, warrants for OneShield Common Stock equal to 2% of

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its fully-diluted capital stock as of the Effective Date bearing a strike price of $0.25 per share and exercisable within 10 years of such grant. In connection with such grant OneShield shall represent that its Series C valuation yielded a $0.25 price per fully diluted share. Said warrants shall cliff vest at the start of the national roll-out described in the Operation Process. In the event of a change of control of BWIG, said warrants shall be directed to a Company of BWIG's choosing and shall remain subject to the aforementioned cliff vesting.
b. After the Effective Date and prior to the end of the five-year License Phase (excluding any renewal terms) OneShield shall not license the BWIG Dragon System to any competitor of BWIG. Competitor herein is defined as any insurer involved in writing non-standard auto insurance. This applies to competitors who are pure play non-standard auto insurers, or any freestanding organization or division that writes non-standard auto as part of a larger insurance company. The parties agree that the aforementioned license arrangement is specifically for the non-standard auto insurance written by BWIG, and in the event of an acquisition or merger of BWIG, the license shall only extend to the states and lines of business in which BWIG is operating at the time of sale.

2.
BWIG Conditional Options - Immediately upon the Effective Date, BWIG shall grant FireMark with options for 4000 shares of BWIG common stock, exercisable at the per-share price of $500 per share. BWIG hereby represents that its price per share valuation at the time of the KKR acquisition in 1998 was $500. Said options shall vest as follows: 25% of granted options shall vest ratably each month starting with the Effective Date and monthly thereafter for 12 months; 25% of the granted options shall vest upon successful completion of the Pilot Development Phase by November 1, 2002 or another date that is acceptable by BWIG (the failure of FireMark to successfully complete the Pilot Development Phase within the specified time shall result in those options vesting pursuant to the schedule below). The vesting of the remaining unvested options shall be determined as follows:

Reference Period (RP): The 4 full reporting quarters preceding the Effective Date.
Comparison Period (CP): any 4 consecutive reporting quarters (as selected by FireMark) ending at any time during the first 3 years of the License Phase.
Reference Expenses (RE): BWIG Operating Expenses ($ MM) during RP.
Reference Revenues (RR): BWIG Non-Investment Revenues ($ MM) during RP.

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Reference Expense Ratio (RER): Reference Expenses divided by Reference Revenues
Comparison Expenses (CE): BWIG Operating Expenses ($ MM) during CP.
Comparison Revenues (CR): BWIG Non-Investment Revenues ($ MM) during CP.
Comparison Expense Ratio (CER): Comparison Expenses divided by Comparison Revenues

Then, the Percentage of Options that vest, is defined as follows:
·	If (RER - CER) < 2% then no options shall vest.
·	If (RER - CER) > 4% then 100% of options vest
·	IF 2% <= (RER - CER) <= 4% then the percentage of options that vests = (RER - CER - .02) X 5000%

All revenue and expense measurements referred to herein shall be based upon Statutory Accounting Principles. For the purposes of this Agreement, "Operating Expense" shall mean all underwriting expenses incurred by BWIG with the exception of BWIG's acquisition related expenses. Acquisition related expenses shall consist of commissions, premium taxes and Boards and Bureau fees. In order to arrive at the appropriate Operating Ratio for a particular time period, said Operating Expense shall be divided by the same time period's Direct Written Premium. Those options that do not vest by the third anniversary of the License Phase will immediately be cancelled.

In the event of a BWIG Sale (as defined below), BWIG has the right to terminate this Agreement without cause upon the completion of such BWIG Sale. In the event such a BWIG Sale occurs within 12 months of the Effective Date, and BWIG elects to terminate this Agreement, no otherwise unvested BWIG Conditional Options shall vest. However, BWIG shall pay FireMark a sum of $500,000 at the time of such termination.

BWIG shall notify FireMark in writing of any pending BWIG Sale (as defined below) no later than 5 weeks prior to the expected closing of such BWIG Sale. If such BWIG Sale is expected to close at a time when FireMark has not had the opportunity to demonstrate an expense ratio cost savings as indicated in this section, and FireMark reasonably believes that such a cost savings has occurred, or is reasonably expected to occur, on a pro-forma basis, then FireMark shall submit evidence to BWIG within one week of such written notice substantiating a cost savings such that the percentage of otherwise unvested Conditional Options which would vest based upon the schedule indicated above. Should BWIG dispute FireMark's claim, BWIG shall submit evidence to FireMark within one week of BWIG’s receipt of FireMark’s evidence substantiating a cost savings such that the percentage of otherwise unvested Conditional Options which would vest based upon the schedule indicated above. If the parties continue to disagree two weeks prior to the expected closing date of the BWIG Sale, both parties agree to

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submit the matter to binding arbitration by a mutually agreed upon independent, nationally known, accounting firm. In the event that the parties cannot agree on an accounting firm, the accounting firm for FireMark and the accounting firm for BWIG shall select an accounting firm to arbitrate the matter. The arbitrator shall determine the amount of the otherwise unvested Conditional Options based upon the schedule indicated above.

In all cases above, all options that do vest are exercisable within 10 years of their vesting date and shall otherwise be treated similarly with options granted to investors in BWIG, if any.

BWIG Sale - A BWIG Sale shall be deemed to occur if there is (i) a public offering of BWIG securities after which Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P., collectively "KKR", no longer directly or indirectly own at least 35% of the outstanding voting stock of BWIG, (ii) a sale, conveyance or lease of all or substantially all of the assets of BWIG or (iii) a merger or consolidation of BWIG into or with another entity after which KKR no longer controls 35% of the new entity or (iv) a merger or consolidation where BWIG is the surviving entity and KKR no longer controls 35% of the surviving entity's issued and outstanding common stock.

7.6	Other Payment Details

7.6.1	Timing

If payment for any amount required to be paid under this Services Agreement is not received within 30 days of its invoice date, such payment shall bear interest at the lesser of 0.5% per month or the highest amount allowed by law.

7.6.2	Taxes

In addition to other amounts payable under this Services Agreement, BWIG shall pay any and all federal, state, municipal, or other taxes, duties, fees, or withholding currently or subsequently imposed due to BWIG's participation in any part of this Services Agreement, other than taxes assessed against FireMark's net income. BWIG shall pay such taxes, duties, fees, withholding, or other charges, or BWIG shall provide the appropriate authority with evidence of exemption from such tax, duty, fee, withholding, or charge. If FireMark is required to pay any such tax, duty, fee, or charge, or to withhold any amount from monies due to FireMark from BWIG pursuant to this Services Agreement, BWIG shall promptly reimburse FireMark any such amounts.

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7.7	Termination

Either party, as applicable, shall have the right, in addition, and without prejudice to any other rights or remedies or other termination provisions which may be contained herein, to terminate this Services Agreement as follows:

1.
By BWIG, immediately upon a BWIG Sale, provided that if such BWIG Sale closes prior to the 1st anniversary of the Effective Date, BWIG shall make a $500,000 payment to FireMark at the time of such BWIG Sale.

2.
By BWIG, immediately upon determination that FireMark has failed to meet Acceptance Criteria for the Dragon Pilot Development Phase, Dragon Pilot Process, Additional Development Process, or for any reason within 90 days of failing to meet these Acceptance Criteria.

3.	By FireMark, upon 30 days' written notice, if BWIG fails to pay the cash or other considerations due to FireMark pursuant to this Services Agreement;

4.
By either party, upon 60 days’ written notice, if the other party has committed a material breach of this Services Agreement, other than failure to make payments, which is not cured within such 60 days; or

5.
By either party, immediately upon written notice, if (a) all or a substantial portion of the assets of the other party are transferred to an assignee for the benefit of creditors, to a receiver, or to a trustee in bankruptcy, (b) a proceeding is commenced by or against the other party for relief under bankruptcy or similar laws and such proceeding is not dismissed within 60 days, or (c) the other party is adjudged bankrupt.

7.8	Miscellaneous

7.8.1	Relationship of Parties

FireMark shall perform the services under the general direction of BWIG and agrees to devote reasonable commercial efforts to the performance of the Services to the reasonable satisfaction of BWIG. Notwithstanding, FireMark shall determine, in FireMark's sole discretion, the manner and means by which the Services are accomplished, subject to the express condition that FireMark shall at all times comply with applicable law. FireMark is an independent contractor and FireMark is not an agent or employee of BWIG.

7.8.2	Taxes and Benefits

FireMark acknowledges and agrees that it shall be the obligation of FireMark to report as income all compensation received by FireMark pursuant to this Services Agreement and FireMark agrees to indemnify BWIG and hold it harmless to the extent of any obligation imposed on BWIG to pay any taxes or insurance, including without limitation, withholding taxes, social security,

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unemployment, or disability insurance, including interest and penalties thereon, in connection with any payments made to FireMark by BWIG pursuant to this Services Agreement.

7.8.3	Ownership of Intellectual Property

All discoveries, concepts and ideas whether patentable or not, including but not limited to software, processes, methods, techniques as well as improvements thereto conceived (collectively referred to as "Developments"), made, conceived or developed by FireMark and its agents, alone or with others, which (i) FireMark or its agents may receive from BWIG while performing the services; or (ii) result solely from use of the BWIG's equipment, facilities or materials shall be property of BWIG. FireMark hereby assigns its entire right, title and interest in and to all such Developments and any intellectual property rights arising therefrom to BWIG. FireMark shall further cooperate with BWIG in connection with any applications, filings or documents prepared and or filed related to the Developments. However, BWIG shall have no rights to any Developments conceived, owned or developed by FireMark or its suppliers prior to or independently of the execution of this Services Agreement or Developments which were not received from BWIG while performing the services and which did not result solely from use of the BWIG's equipment, facilities or materials. BWIG hereby assigns its entire right, title and interest in and to all such Developments and any intellectual property rights arising therefrom to FireMark. BWIG shall further cooperate with FireMark in connection with any applications, filings or documents prepared and or filed related to the Developments.

The parties further agree that should FireMark cease to become an ongoing business concern due to any reason, including, but not limited to bankruptcy, BWIG shall retain the ownership of any and all BWIG Dragon System source code and documentation and all rights and privileges associated with such ownership.

7.8.4	Confidentiality

During the term of this Services Agreement, and at all times afterwards, each party, and its employees, contractors, consultants, and agents, will (a) safeguard the confidential information of the other party with the same degree of care that it uses to protect its own confidential information; (b) maintain the confidentiality of this information; (c) not use the information except as permitted under this Services Agreement; and (d) not disseminate, disclose, sell, publish, or otherwise make available the information to any third party without the prior written consent of the other party.

BWIG acknowledges that the Software and Deliverables, and all information relating to the business and operations of the FireMark or its subcontractors that BWIG learns or has learned during or prior to the term of this Services Agreement, may be the valuable, confidential, and proprietary information of

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the FireMark or such contractors. FireMark acknowledges that the data and information relating to the business and operations of the BWIG that FireMark learns or has learned during or prior to the term of this Services Agreement, may be the valuable, confidential, and proprietary information of the BWIG.

This section does not apply to any information that (a) is already lawfully in the receiving party's possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving party; (c) is disclosed to the receiving party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving party as a matter of law (provided that the receiving party will use all reasonable efforts to provide the disclosing party with prior notice of such disclosure and to obtain a protective order therefor); (e) is disclosed by the receiving party with the disclosing party's approval; and (f) is independently developed by the receiving party without any use of confidential information. In all cases, the receiving party will use all reasonable efforts to give the disclosing party 30 days' prior written notice of any disclosure of information under this Services Agreement. The parties will maintain the confidentiality of all confidential and proprietary information learned pursuant to this Services Agreement for a period of 5 years from the date of termination of this Services Agreement.

FireMark and BWIG acknowledge that any breach of this section by a receiving party will irreparably harm the disclosing party. Accordingly, in the event of a breach, the disclosing party is entitled to promptly seek injunctive relief in addition to any other remedies that the disclosing party may have at law or in equity.

FireMark further acknowledges the receipt of BWIG's Privacy Policy and agrees to abide by the provisions therein relating to the protection of the "nonpublic personal information" of BWIG's customers. Pursuant to the provisions of the Privacy Policy, FireMark agrees that BWIG may audit FireMark to ensure compliance with said Policy.

7.8.5	Warranty

FireMark shall provide the services under this Services Agreement in a professional and workmanlike manner.

7.8.6	Indemnity

FireMark is responsible and indemnifies and holds BWIG harmless for any and all losses, liability, or damages arising out of, or incurred in connection with FireMark’s gross negligence. BWIG is responsible and indemnifies and holds FireMark harmless for any and all losses, liability, or damages arising out of, or incurred in connection with, BWIG's gross negligence or use or reproduction of the Software or other Deliverables pursuant to this Services Agreement.

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Should any claim subject to indemnity be made against FireMark or BWIG, the party against whom the claim is made agrees to provide the other party with prompt written notice of the claim. The indemnifying party will control the defense and settlement of any claim under this section. The indemnified party agrees to cooperate with the indemnifying party and provide reasonable assistance in the defense and settlement of such claim. The indemnifying party is not responsible for any costs incurred or compromise made by the indemnified party unless the indemnifying party has given prior written consent to the cost or compromise.

7.8.7	Disclaimer and Limitation of Liability

IN RESPECT OF THE SERVICES PROVIDED UNDER THIS SERVICES AGREEMENT, THE WARRANTIES SET FORTH IN SECTION 5 ABOVE, ARE IN LIEU OF, AND THIS SERVICES AGREEMENT EXPRESSLY EXCLUDES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION, (a) ANY WARRANTY THAT THE SERVICES WILL RESULT IN ANY INCREASE IN REVENUE OR DECREASE IN EXPENSES; (b) ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY; AND (c) ANY AND ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE.

FIREMARK IS NOT LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING THE LOSS OF PROFITS, REVENUE, DATA, OR USE OR COST OF PROCUREMENT OF SUBSTITUTE GOODS INCURRED BY BWIG OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT OR BASED ON A WARRANTY, EVEN IF FIREMARK OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FIREMARK'S LIABILITY FOR DAMAGES UNDER THIS SERVICES AGREEMENT SHALL NOT EXCEED THE AMOUNTS ACTUALLY PAID BY BWIG TO FIREMARK UNDER THIS SERVICES AGREEMENT FOR THE TWELVE MONTH PERIOD IMMEDIATELY PRECEEDING THE EVENT GIVING RISE TO SUCH DAMAGES.

7.8.8	Limitation Period

No action arising out of or in connection with this Services Agreement or the transactions contemplated by the Services Agreement may be brought by either party against the other more than one year after the action accrues.

7.8.9	General

7.8.9.1	Pre-Existing Obligations

FireMark represents and warrants that FireMark is not under any pre-existing obligation or obligations inconsistent with the provisions of this Services Agreement. BWIG represents and warrants that BWIG is not under any pre-existing obligation or obligations inconsistent with the provisions of this Services Agreement.

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7.8.9.2	Attorney's Fees

If any action at law or in equity is necessary to enforce the terms of this Services Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses in addition to any other relief to which such prevailing party may be entitled.

7.8.9.3	Governing Law

This Services Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of laws principles.

7.8.9.4	Counterparts

This Services Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall be one and the same instrument.

7.8.9.5	Complete Understanding

This Services Agreement constitutes the full and complete understanding and agreement of the parties hereto in connection with the subject matter hereof and supersedes all prior understandings and agreements. BWIG acknowledges that it has not been induced to enter into this Services Agreement by any representations or statements, oral or written, not contained herein.

7.8.9.6	Waiver and Modification

The failure of either party to insist upon strict compliance with any of the terms, covenants or conditions of this Services Agreement by the other party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time be deemed a waiver or relinquishment of that right or power for all or any other time. Any waiver, modification or amendment of any provision of this Services Agreement shall be effective only in writing and signed by the parties thereto.

7.8.9.7	Notice

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing and shall be by personal delivery, facsimile transmission or certified or registered mail. Such notice shall be deemed given upon personal delivery to the appropriate address or upon receipt of electronic transmission or, if sent by certified or registered mail, three days after the date of the mailing.

7.8.9.8	Assignment

Either party may assign its rights under this Services Agreement without the consent of the other party. Neither party may delegate its duties under this Services Agreement without the consent of the other party, such consent not to

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be unreasonably withheld, provided that, FireMark is expressly permitted to delegate its duties to OneShield, Inc., provided further, that FireMark is responsible for the performance of OneShield unless OneShield, FireMark and BWIG otherwise agree in writing.

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IN WITNESS WHEREOF, the parties hereto have signed this Services Agreement as of the date written below.

BRW Acquisition, Inc.

By: _________Jeffrey J. Dailey____________

Typed name: ______________________

Title: _____________________________

Date: _________7/24/02_________

FIREMARK PARTNERS, LLC

By: __Inder Jeet S. Gujral___________

Typed name: Inder-Jeet S. Gujral

Title: Partner

Date: ____7/24/02_______________

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8	Exhibit 3-A: New-Process Project Plan

Note: The dates below assume an Effective Date of no later than May 25, 2002. If the Effective Date occurs after May 25, 2002, the dates below shall be adjusted on an equal basis for each such additional day.

#	Task	Start	End
1	Design New High-level Policy-Processing workflow (already done)	5-25-2002	6-10-2002
2	Review and Verify New High-Level Policy-Processing Workflow with Client	6-10-2002	6-25-2002
3	Design New Detailed Policy-processing Workflow	6-10-2002	7-10-2002
4	Review and Verify New Detailed Policy- processing workflow with Client.	7-10-2002	8-10-2002

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9	Exhibit 4-A: Software License Terms

9.1	Software Definition

"Software," means the BWIG Dragon System, in object code form only, as well as the content and physical embodiment of all items delivered to BWIG under this Services Agreement. Software shall also include any updates, modifications, bug fixes, upgrades, enhancements, or other modifications and shall exclude any version of the Software or other software developed or marketed by FireMark that constitutes a separate product because of differences in function or features.

9.2	License Grant

Subject to the terms and conditions set forth in this Services Agreement, FireMark hereby grants to BWIG, and BWIG accepts, a nonexclusive, nontransferable, five (5) year license in the Software, for the use and reproduction of the Software exclusively by BWIG.

9.3	License Restrictions

Except as specifically granted in this Services Agreement, FireMark owns and retains all its right, title, and interest in the Software and any and all related materials. This Services Agreement does not transfer ownership rights of any description in the Software, or any related materials to BWIG or any third party. BWIG shall not modify, reverse engineer, or de-compile the Software, or create derivative works based on the Software. BWIG shall treat the Software as Confidential Information and shall not distribute the Software to any persons or entities other than BWIG's employees and authorized agents. BWIG may not sell the Software to any person or make any other commercial use of the Software. FireMark shall retain all copyright and trademark notices on the Software and shall take other necessary steps to protect FireMark's intellectual property rights.

9.4	Termination Rights

FireMark has and reserves all rights and remedies that it has by operation of law or otherwise to enjoin the unlawful or unauthorized use of Software. Upon the termination or expiration of this Services Agreement, (a) all rights granted to BWIG under this Services Agreement cease and BWIG will promptly cease all use and reproduction of the Software and (b) BWIG will promptly return all

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copies of the Software to FireMark or destroy all of BWIG's copies of the Software and so certify to FireMark in writing within fourteen (14) days of termination.

9.5	Warranties, Disclaimer and Limitations

9.5.1	Warranties

FireMark hereby warrants to BWIG that FireMark has the right to grant to BWIG the license to use the Software in the manner and for the purposes set forth in this Services Agreement without violating any rights of a third party.

9.5.2	Disclaimer

IN RESPECT OF THE SOFTWARE, THE WARRANTIES SET FORTH IN SECTION 9.5.1, ABOVE, ARE IN LIEU OF, AND THIS SERVICES AGREEMENT EXPRESSLY EXCLUDES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING, WITHOUT LIMITATION, (a) ANY WARRANTY THAT THE SOFTWARE IS ERROR FREE, WILL OPERATE WITHOUT INTERRUPTION, OR IS COMPATIBLE WITH ALL EQUIPMENT AND SOFTWARE CONFIGURATIONS; (b) ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY; AND (c) ANY AND ALL WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE.

9.5.3	Remedies on Breach of Warranty

In the event of any breach of the warranty set forth in Section 9.5.1, BWIG's exclusive remedy shall be for FireMark, at FireMark’s option, to promptly replace the defective Software; or, if FireMark is unable to replace the defective Software within 90 days of notification by BWIG of a defect, BWIG's sole remedy is to terminate this Services Agreement.

9.6	Infringement Indemnity

FireMark indemnifies, defends, and holds BWIG harmless from and against any claims, actions, or demands alleging that the Software infringes any patent, copyright, or other intellectual property right of a third party. If use of the Software is permanently enjoined for any reason, FireMark, at FireMark's option, and in its sole discretion, may (a) modify the Software so as to avoid infringement; (b) procure the right for BWIG to continue to use and reproduce the Software; or (c) terminate this Services Agreement. FireMark shall have no obligation under this Section for or with respect to claims, actions, or demands alleging infringement that arise as a result of (a) the combination of non-

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infringing items supplied by FireMark with any items not supplied by FireMark; (b) modification of the Software by BWIG or by FireMark in compliance with BWIG's designs, specifications, or instructions; (c) the direct or contributory infringement of any process patent by BWIG through the use of the Software; and (d) continued allegedly infringing activity by BWIG after BWIG has been notified of the possible infringement.

9.7	Export Controls and Restricted Rights

9.7.1	Export Controls

The Software and all underlying information or technology may not be exported or re-exported into any country to which the U.S. has embargoed goods, or to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Commerce Department's Table of Deny Orders. BWIG shall not export the Software or any underlying information or technology to any facility in violation of these or other applicable laws and regulations. BWIG represents and warrants that it is not a national or resident of, or located in or under the control of, any country subject to such export controls.

9.7.2	Restricted Rights

The Software is provided with Restricted Rights. Use, duplication, or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c)(1) of the Commercial Computer Software - Restricted Rights clause at FAR 52.227-19, subparagraph (c)(1)(ii) of The Rights in Technical Data and Computer Software clause at DFARS 252.227-7013, or subparagraph (d) of the Commercial Computer Software - Licensing at NASA FAR supplement 16-52.227-86, or their equivalent, as applicable.

9.8	Escrow

FireMark will deposit with a mutually agreeable escrow agent, one true and complete copy of the BWIG Dragon System source code in machine readable and printed form, together with all user manuals and other documentation related thereto and will deposit a supplemented true and complete copy of the such source code and documentation upon any a new BWIG Dragon System release.

FireMark and BWIG hereby agree that, in the event of a termination pursuant to Sections 7.8 (4) or 7.8(5) of the Agreement to which this Exhibit is attached

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BWIG shall have the right, subject to the instructions, terms, and conditions of the mutually agreeable escrow agreement, to obtain a complete copy of the BWIG Dragon System source code and documentation which is held in escrow. The parties further agree that should FireMark cease to become an ongoing business concern due to any reason, including, but not limited to bankruptcy, BWIG shall retain the ownership of any and all BWIG Dragon System source code and documentation and all rights and privileges associated with such ownership.

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10	Exhibit 4-B: Maintenance and Support Terms

10.1	Maintenance

Maintenance of the BWIG Dragon System requires the following:

10.1.1	FireMark Requirements

FireMark shall provide BWIG with

·	Contact details of a person who shall be the FireMark liaison with BWIG with respect to all initial setup as well as ongoing operational issues.

·	Documented hardware, software, and communication configuration recommendations for the base platform

·	Installation media for software installations and upgrades

·	Documented installation procedures

·	Documented release notes for software upgrades, and hardware upgrades initiated by Dragon requirement

·	One day of training to a BWIG representative, if needed, per installation for new and revised features in software installations and upgrades, after the initial installation

·	Documented maintenance recommendations regarding backups, archive files, database and error log maintenance.

·
Notification to BWIG of software changes 30 days in advance of installation; mutually acceptable exceptions to this will be allowed such as when an emergency software upgrade is required to fix a critical level error

·	A test platform to preview software changes, if request by BWIG 14 days in advance of preview

10.1.2	BWIG Requirements

BWIG shall:

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·	Identify a BWIG person as the primary system administrator/contact for initial setup as well as ongoing operation and maintenance activities, as they relate to the Dragon implementation.

·	Comply with FireMark recommended hardware, software and communication configurations, or a mutually agreed upon alternative.

·	Use the installation media provided by FireMark and OneShield for software upgrades, and install according to the procedures provided

·	Conduct maintenance procedures according to the FireMark recommendations for backups, archiving, and database and error logs

·
Notify FireMark of any software, hardware, rule or rate change 30 days in advance, and provide documentation of the change upon its implementation. Exceptions may occur, if mutually acceptable to BWIG and FireMark, through OneShield.

10.1.3	Penalties

Failure to conform to any of the maintenance requirements may result in FireMark’s inability to support the BWIG Dragon implementation. While FireMark will make every effort to support a failure of any kind, support for failures that are the result of non-compliance with FireMark recommendations will be billed on a time and material basis, as they fall outside the agreement specified in this contract.

10.2	Support

Support shall be provided to Firemark, for the life of the contract, beginning with the License Phase contingent upon BWIG's compliance with recommended hardware, software, and communication specifications, and recommended backup and recovery procedures.

10.2.1	Includes

Support shall be provided to BWIG for the following categories:
1.	Dragon Technical Support
2.	Software Upgrade Support
3.	Training
4.	Error Reporting
5.	Error Tracking and Triage

10.2.2	Excludes

Support will not be provided
1.	For third party products (eg Oracle, Websphere, etc)
2.	To end-users (e.g. agents or insureds) for either technical or functional issues

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3.	To BWIG personnel other than the designated IT representatives or their assigns [BWIG to provide a limited list of its personnel which will receive direct support from FireMark].
4.	If BWIG does not comply with the recommended maintenance procedures and specifications noted above.

10.3	Support Descriptions

FireMark shall provide the following types of support:

10.3.1	Dragon Technical Support

FireMark will troubleshoot hardware and software configuration and installation problems that are related to the Dragon installation. Base platform problems normally covered by a maintenance and support contract are specifically excluded (i.e. Oracle problems will be handled by BWIG or Oracle support personnel).

10.3.2	Software Support

FireMark will provide information about software upgrades and release notes as necessary to resolve questions about Dragon functionality from the BWIG IT representative, and also assist in the actual upgrade process as needed.

10.3.3	Training

FireMark will provide 2 days of training during the Pilot phase, and an additional 1 day of training per software release to the BWIG IT designate, if required. FireMark will also provide 2 days of “train the trainer” training during the Pilot phase, and an additional 1 day of “train the trainer” training per software release, if required. Training beyond that will be provided at the Firemark daily rate noted elsewhere in this Services Agreement. Reasonable travel-related expenses shall be paid by BWIG in all cases.

10.3.4	Error Reporting

FireMark will document errors reported to them; they will be categorized as follows:

Severity	Description
Critical
·  Impacts entire installation, e.g. application server is down or database is deadlocked or

·  A functionality failure that impacts all users and for which there is not a mutually acceptable workaround or

·  Problems with the implementation of a regulatory addition, modification or deletion needing resolution before business can be conducted

High	· Functionality failure for which there is a mutually acceptable workaround.
Average	· Problem with existing functionality or data that does not impede

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BWIG’s ability to conduct business defined in the business processes.

·  Problem with day-to-day operations that does not impede BWIG’s ability to conduct business, i.e. a non-mission critical missing data element from a tool.

10.3.5	Error Tracking and Triage

All calls to FireMark shall be logged with:
·	Client name,
·	Caller,
·	Date,
·	Time,
·	Description of the problem,
·	Conditions and steps to reproduce,
·	System diagnostics where appropriate,
·	Immediate resolution when possible or
·	Recommendations for action or escalation depending upon the severity of the problem.

The severity of the problem will be a designation that is mutually acceptable to FireMark and BWIG.

10.4	Support Coverage

FireMark will provide immediate technical support to BWIG from 8:00AM EST to 8:00PM EST, Monday through Friday. These will be referred to as primary support hours.

During non-primary support hours, support calls will roll over to a cell phone and pager monitored by FireMark.

10.5	Response time

Dragon functionality questions shall normally be resolved within one hour of the call being placed during primary support hours. In the event a call relates to an error, the resolution shall be escalated through successively higher levels of response depending upon the severity level.

For problem categorized as ‘Critical’ or ‘High’, FireMark will make every effort to respond to a reported problem with an acceptable fix or workaround within 4 hours or a mutually acceptable plan for problem resolution within 48 hours of the problem having been logged.

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Problems logged during non-primary hours will be handled beginning no later than 8:00AM EST of the nearest business day (Monday - Friday).

10.6	Customer Feedback

1.	FireMark will provide BWIG with written monthly reports on problem reporting and resolution as they relate to the then implemented software

2.	FireMark will provide BWIG with a monthly telephone conference to review open issues and concerns relating to the then implemented software.

3.	FireMark will provide BWIG with quarterly face-to-face meetings to review open issues and concerns as they relate to the then implemented software.

10.7	Timeline

This Maintenance and Support Agreement shall take effect with the beginning of the License Phase and shall be coterminous with this Services Agreement.

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11	Exhibit 5-A: Pilot Development Phase Deliverables

The deliverables in the Pilot Development Phase occur in two parts - those items (A deliverables) that are not substantially dependent on collaboration with BWIG IT personnel are to be delivered first, and all BWIG-dependent deliverables (B deliverables) are to be delivered later.

The deliverables are also divided into two categories by functionality - those that relate to the features and functions provided by the core OneShield Dragon system, and all others.

The process indicated in Section 3.1 shall apply to the issuance of any and all deliverables.

11.1	A Deliverables

All A deliverables are contained in the document entitled

BWIG Deliverables 2002-3.XLS

which is incorporated herein by this reference. They are the green boxes marked “1A” in the Implementation Schedule worksheet of that document.

Note:
1.	During the Pilot Development Phase, these A deliverables will be for the Pilot state only.
2.	The availability of these features and functions to each class of Dragon user is defined in the User Interfaces worksheet in the same document.

11.2	B Deliverables

All B deliverables that relate to core Dragon functionality, are contained in the document entitled

BWIG Deliverables 2002-3.XLS

which is incorporated herein by this reference. They are the yellow boxes marked “1B” in the Implementation Schedule worksheet of that document.

Note:
1.	During the Pilot Development Phase, these B deliverables will be for the Pilot state only.

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2.	The availability of these features and functions to each class of Dragon user is defined in the User Interfaces worksheet in the same document.

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All other B deliverables are as follows:

#	Deliverable	Description
1	Load-Test Environment Specifications
Specifications for the Load-Simulation Test:
·  Computer hardware specifications
·  Operating system specifications
·  Third-party software specifications
·  Telecommunications specifications
·  Pre-loaded data specifications
·  Client desktop specifications

2	Load-Test Environment Setup & Demonstration	Set up and run the Load-Simulation Test as required by the Performance Acceptance section of the Development Phase Acceptance Criteria (Exhibit 5-B)
3	Pilot Production Environment Specifications
Specifications for the Pilot Process:
·  Computer hardware specifications
·  Operating system specifications
·  Third-party software specifications
·  Telecommunications specifications
·  Pre-loaded data specifications
·  Client desktop specifications

4	Pilot Environment Verification & Dragon Install process
Pre-tested instructions for use of BWIG IT personnel to:
·  Verify that the Pilot Production Environment is consistent with the Specifications in #3 above.
·  Install the BWIG Dragon System on this environment
·  Set up and initialize the BWIG Dragon System to the point where the first client can conduct the first real transaction.
·  Verify installation correctness as in Section 14.3 below.

5	Dragon Pilot Maintenance and Upgrade Guidelines	Pre-tested instructions for use of BWIG IT personnel to: · Operate and maintain the pilot BWIG Dragon System on a daily basis.

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· Perform scheduled maintenance, backups, recovery tests etc.
·  Handle unscheduled downtimes, data recovery procedures etc.
·  Install, set up and verify periodic system upgrades received from FireMark.

6	Agent Report Inventory	Inventory and specification of all reports to be made available to agents on their desktops as part of a full Dragon implementation. This includes:
· Reports currently available to agents through existing systems or paper reports.
· Reports widely desired by agents that are not currently available.

7	Internal Report Inventory	Inventory and specification of all reports to be made available to BWIG management and employees on their desktops as part of a full Dragon implementation. This includes:
· Reports currently available through existing systems or paper reports.
· Reports widely desired but not currently available.

8	Development Phase Acceptance Tests	Jointly developed acceptance tests to verify that the Development Phase has actually met the Development Phase Acceptance Criteria (Exhibit 5-B)

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12	Exhibit 5-B: Pilot Development Phase Acceptance Criteria

Acceptance by BWIG of the Pilot Development Phase Deliverables (Exhibit 5-A above) shall be based on the following criteria:

12.1	TRANSACTION ACCEPTANCE

For every transaction listed in the document entitled
BWIG Deliverables 2002-3.XLS
that is scheduled to be delivered in the set of deliverables being tested:

1.
From a workflow perspective, the transaction must work as specified in the detailed workflow specifications (Exhibit 3-A, Task #3, Exhibit 6-C and its accompanying spreadsheet entitled SampleTransactionDetail.xls).

2.
From a data-processing perspective, for a set of inputs, whether hand-entered or downloaded from a third-party system, the transaction must process the data as specified in the detailed workflow specifications (Exhibit 3-A, Task #3, Exhibit 6-C and its accompanying spreadsheet entitled SampleTransactionDetail.xls ).

For implementing these tests, we propose to:

·	Use a set of test scenarios that utilize EVERY transaction in the release to test the system from the workflow and data-processing perspectives.

·
Use a sample of 100 existing insureds extracted from the POINT database, and apply ALL of the transactions associated with these insureds to the pilot implementation to confirm that transactions are functioning as specified.

12.2	PERFORMANCE ACCEPTANCE

1.	Set up the Load-Test environment as defined in Task #1 of Exhibit 5-A.

2.	Load the Dragon database with 500,000 dummy policy records for the most recent 12-month period, and 5 million dummy policy records for the previous 10-year period.

3.	Create 1000 concurrent sessions into the BWIG Dragon System.

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4.	With these sessions active, create a continuous load of 15 transaction requests per second with 3600 repetitions. This will simulate a high-load operating environment for over an hour.

5.	With this load on the system, connect to the system using a 56Kbps modem, with true throughput of at least 25Kbps.

6.
Using this dialup connection, carry out any one of the test scenarios from section12.1 above. The resulting average inter-page transition time must be under 3 seconds. This average inter-page transition timing must be met for all pages except the following transactions:

a)
Rating - Rating transactions for 4x4 policies must take no more than 4 seconds on average if using a native Dragon rating engine, and no more than 3 seconds more than the time taken by ALR if using ALR.

b)	Document Rendering - Document Rendering transactions must take no more 30 seconds on average.
c)
Document Download/Upload - Document download/Upload transactions will be dependent on file size - but must be no more than 5 seconds slower than vanilla FTP file-transfers for every 100KB of file size using a commercial website such as Yahoo.

d)
Asynchronous Transactions - involving third-party systems, for instance third party report systems - transaction times here will be bound by the response time of the third-party system in question - however, as with ALR rating, we commit to a total time of no more than 3 seconds over total third-party response time.

12.3	OPERATING INFRASTRUCTURE TEST

OneShield will provide hardware, software and communication requirements and specifications, as well as installation media and instructions (Section11.2, Task #3 above).

To test whether the installation works, the full set of test scenarios used in the Transaction Acceptance (Section12.1 above) above must be run - and the results should be the same as those documented on the OneShield BWIG QA system.

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13	Exhibit 6-A: Pilot Process Plan

1.
BWIG will set up hardware, software and telecommunications infrastructure based on FireMark specifications, at the BWIG Cleveland facility to house the BWIG Dragon System, such that the equipment is physically contiguous to the AS400 system running POINT.

2.
BWIG will dedicate personnel, including a System Administrator and a POINT system liaison, to the Pilot Project based on FireMark recommendations, and these BWIG employees will be suitably motivated to meet Process deadlines.

3.	FireMark will install and set up the pilot version of the BWIG Dragon System that was delivered as a result of the Pilot Development Phase, on this infrastructure.

4.
FireMark and BWIG will jointly create a standard installation and training process and materials for agents in the Pilot State containing everything needed to set up whatever is needed to enable them to operate the Dragon pilot system.

5.	Based on instructions from FireMark, BWIG will train marketing representatives in the installation and training process and have them deploy it to agents in the Pilot State.

6.	BWIG will operate the BWIG Dragon System for the Pilot State, with the assistance of FireMark, and both parties will identify and fix problems on an ongoing basis.

7.	At the end of the Pilot Process, BWIG will determine at its sole discretion whether or not it is advisable to:
a)	Extend the installation of Dragon through additional states where BWIG has operations, until full nationwide deployment is eventually achieved.
b)	Move to nationwide deployment.

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14	Exhibit 6-B: Additional Development Process Deliverables

The process indicated in Section 3.1 shall apply to the issuance of any and all deliverables.

The Additional Development Process deliverables consist of:

1.	Implementation for all non-pilot states of all A as well as B deliverables in the document entitled
BWIG Deliverables 2002-3.XLS
which is incorporated herein by reference.
All items in this document are “Core” deliverables except:
·	Integration with 3rd-party comparative raters for non-pilot states
·	Implementation of connections to 3rd-party data sources for non-pilot states.

2.	All other deliverables, which are defined below:

#	Core?	Deliverable	Description
1	Y	Cross-Reference Table
Table that provides the following:
·  For each step in each workflow use-case, what Dragon-Schema fields are read/written
·  For each Dragon-Schema field, which steps in which workflow use-cases refer to it.

2	Y	Dragon Schema Mapping Table
Table that provides:
·  A mapping between each Dragon-Schema field and the relevant BWIG schema field(s) - for instance it may map to one field in the UNISYS tables and another in the POINT tables.
·  Also defines the data transformation necessary to move data in either direction.

3	Y	Dragon Schema Documentation Table	Table that provides: · A brief (1-line) description of each field in the Dragon Schema · A more detailed (1-paragraph)

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description whenever applicable
4	N/A	Additional Functionality Specifications	Develop and verify with BWIG, detailed design specifications for the additional functionality required in this Phase, including:
·  Executive Desktop
·  Internal Desktop Reports
·  Agent Desktop Reports
·  Lightweight CRM Interface
·  Marketing Desktop
·  Agency System Interface
·  Data Import Process
·  Desktop Quick-Quote

5	Y	Production Environment Specifications
Specifications for the Full Production Environment:
·  Computer hardware specifications
·  Operating system specifications
·  Third-party software specifications
·  Telecommunications specifications
·  Pre-loaded data specifications
·  Client desktop specifications

6	Y	Production Environment Verification & Dragon Install process
Pre-tested instructions for use of BWIG IT personnel to:
·  Verify that the Full Production Environment is consistent with the Specifications in #5 above.
·  Install the BWIG Dragon System on this environment
·  Set up and initialize the BWIG Dragon System to the point where the first client can conduct the first real transaction.

7	Y	Dragon Production Maintenance and Upgrade Guidelines
Pre-tested instructions for use of BWIG IT personnel to:
·  Operate and maintain the full BWIG Dragon System on a daily basis.
·  Perform scheduled maintenance, backups, recovery tests etc.
·  Handle unscheduled downtimes, data recovery procedures etc.

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· Install, set up and verify periodic system upgrades received from FireMark.
8	Y	Executive Desktop	Implementation of all BWIG internal reports defined in the Pilot Development Phase as an ‘Executive Desktop’ that is part of the BWIG Dragon System.
9	Y	Internal Desktop Reports	Addition of all non-executive reports from the internal reports defined in the Pilot Development Phase, to all user interfaces for BWIG internal personnel.
10	Y	Agent Desktop Reports	Addition of all agent reports defined in the Pilot Development Phase, to the agent user interface.
11	N	Lightweight CRM Interface
·  Real-time integration of the Mitel/Oracle phone system database with the BWIG Dragon System
·  Incorporation of call time, content, outcome & follow-up tracking fields into the CSR workflow in Dragon
·  Lightweight FAQ support for CSRs.
·  Addition of CRM data-mining reports to the Executive desktop.

12	N	Marketing Desktop
·  Incorporation of BAM fields and functionality into the BWIG Dragon System.
·  Creation of a ‘Marketing Desktop’ to allow BWIG Marketing Dept. personnel to manage agent data and run agent-oriented reports.

13	N	Agency System Interface	· Development of an AL3-based upload and download protocol for interfacing with agency management systems. · Identification of agencies to pilot the interface process.
14	Y	System Documentation	· Dragon Customization Manual-

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defines the process of creating a new customized BWIG Dragon System from scratch, or for making system-level changes to an existing BWIG Dragon System, for use by the BWIG System Administrator of the BWIG Dragon System.
·  BWIG Dragon System Administration Manual - defines the installation, setup, maintenance and upgrade processes for any BWIG Dragon System, for use by the BWIG System Administrator of the BWIG Dragon System.
·  Dragon User Manual - defines the user interface and functioning of the BWIG Dragon System for use by agents as well as BWIG personnel.

15	Y	Online Help System	· Addition of page-level online help throughout the production BWIG Dragon System.
16	Y	Tests for verifying Acceptance criteria for Pilot and Additional Development phases	Jointly developed acceptance tests to verify that the Additional Development Phase has actually met the Additional Development Phase Acceptance Criteria (Exhibit 5-B)
17	N	Data Import Process	Pre-tested process for a one-time import of historical policy data from the POINT system into the BWIG Dragon System.
18	N	Data Import Process Tests	Jointly developed acceptance tests to verify that the Data Import Process (#16 above) is valid to an agreed-upon degree of correctness.
19	Y	Desktop Quick-Quote	Functionality that offers quick-quote capability on the desktop without connection to the Dragon server.
20	N	Post-Pilot Phase Interface Development	Development of interfaces with all additional comparative raters as

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directed by BWIG, and development of interfaces with all additional 3rd-party data report systems to the extent the interfaces already developed as part of the Pilot Development Phase do not meet BWIG needs in states outside the Pilot State.

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15	Exhibit 6-C: Example Deliverables

104
PHONE QUOTE
UP.104.1
Log-In to Dragon
AGENT + UserSession
UP.104.2
Create Quick Quote
AGENT + Quote
UP.104.3
Fill out Quick-Quote Basic Details
AGENT + Quote
UP.104.4
Enters driver Information into Dragon
AGENT + Quote | Driver
UP.104.5
Enter vehicle Information into Dragon
AGENT + Quote | Vehicle
UP.104.6
Enter coverage/policy level Information into Dragon
AGENT + Quote | Coverage
SP.104.1
Generate Premiums
AGENT + Quote | Coverage
UP.104.7
Provides Quote to Prospect
AGENT + Quote | Premiums
MP.104.8
BW Quote Accepted
PROSPECT
YES
NO
MP.104.9
Change Coverages
PROSPECT
YES
NO
MP.104.10
Agent Save quote
AGENT
YES
NO
End
110
SAVE QUOTE

104 - Phone Quote

If the prospect calls the agent to get a quote in a state with no comparative raters, the agent will a) create a quick-quote object b) enter the driver, vehicle and coverage information and provide a quote to the prospect. If the prospect thinks the quote is reasonable then the agent will ask the prospect to visit the agency to complete the application.

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